Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-191436 on Form S-8 of Science Applications International Corporation Retirement Plan of our report dated June 29, 2023, with respect to the statement of net assets available for benefits of Science Applications International Corporation Retirement Plan as of December 31, 2022, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2023 annual report on Form 11-K of Science Applications International Corporation Retirement Plan.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
June 20, 2024